Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-221865),

(2)	Registration Statement (Form S-4 No. 333-167801),

(3)	Registration Statement (Form S-8 No. 333-197815),

(4)	Registration Statement (Form S-8 No. 333-151778),

(5)	Registration Statement (Form S-8 No. 333-131434), and

(6)	Registration Statement (Form S-8 No. 333-218637);
of our reports dated February 28, 2019, with respect to the consolidated financial statements of United Continental Holdings, Inc. and the effectiveness of internal control over financial reporting of United Continental Holdings, Inc., included in this Annual Report (Form 10-K) of United Continental Holdings, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Chicago, Illinois
February 28, 2019